Exhibit 99.1

News Release

Contact:

Scott Solomon

Senior Vice President

Sharon Merrill Associates

(617) 542-5300

ALOT@investorrelations.com

AstroNova Announces Financial Results for the

First Quarter of Fiscal 2020

Board of Directors Declares Regular Quarterly Cash Dividend of $0.07 Per Share

First-Quarter Fiscal 2020 Achievements (all comparisons with first-quarter fiscal 2019)

•	Bookings of $38.5 million, up 16%

•	Revenue of $36.2 million, up 15%

•	Operating income of $2.5 million, up 95%

•	Earnings per diluted share of $0.23, up 92%

West Warwick, R.I. – June 5, 2019 – AstroNova, Inc. (NASDAQ: ALOT), a global leader in data visualization technologies, today announced financial results for the fiscal 2020 first quarter ended May 4, 2019.

CEO Commentary

“We executed well in the first quarter, generating strong year-over-year gains in revenue, operating income and earnings per share,” said President and CEO Greg Woods. “Our financial and operational performance reflects the strategic investments we are making in new product development, technology enhancements and geographic expansion, all driven by our AstroNova Operating System (AOS). Through the AOS standard set of tools and processes, we are realizing increased efficiencies, enhancing operating leverage and driving growth to the bottom line.

“Both segments contributed to our positive results in Q1,” Woods said. “In Product Identification, key business drivers included demand for our new, five-color QL-300 tabletop printer, which allows commercial printers and other customers to expand their capability to produce high-quality, short-run specialty labels across a range of industries. In the Test & Measurement segment, our results reflected solid momentum in our key end markets.”

AstroNova Reports Q1 FY 2020 Financial Results/ 2

Business Outlook

“For fiscal 2020 we continue to expect modest revenue growth and increased operating leverage for the full year as we expand the application of the AstroNova Operating System across our business,” Woods said. “However while so far we have been largely unaffected by the grounding of the Boeing 737 MAX, we expect that the prolonged situation may result in a slight impact on our second-quarter operating margin. Whether or not this impact continues beyond the second quarter is dependent on when the aircraft is returned to service.”

Operating Segment Results

Product Identification segment revenue in the first quarter of fiscal 2020 was $23.6 million, an 18.2% increase compared with $20.0 million in the prior year, on higher sales of hardware, supplies and services. Segment operating income was $2.9 million, or 12.2% of revenue, versus $1.7 million, or 8.3% of revenue, in the prior year, primarily reflecting higher revenue and improved operating leverage.

Test & Measurement segment revenue in the first quarter of fiscal 2020 increased 9.2% to $12.6 million from $11.5 million in the same period of fiscal 2019. Segment operating income was $2.6 million, or 20.5% of revenue, for the first quarter of fiscal 2020 compared with $2.3 million, or 19.6% of revenue, in the comparable period of fiscal 2019.

Financial Summary

Revenue in the first quarter totaled $36.2 million, an increase of 14.9% from $31.5 million in the first quarter of fiscal 2019, reflecting higher sales in both the Product Identification and Test & Measurement segments.

Gross profit in the first quarter was $14.2 million, or 39.4% of revenue, compared with $12.1 million, or 38.5% of revenue, for Q1 fiscal 2019. The increase in gross profit dollars and margin reflected higher revenue in the 2020 period.

Operating expenses for the first quarter were $11.8 million compared with $10.8 million in the same period of fiscal 2019.

Operating income for the first quarter was $2.5 million, or 6.8% of revenue, compared with $1.3 million, or 4.0% of revenue, in the first quarter of fiscal 2019.

Net income for the first quarter was $1.7 million, or $0.23 per diluted share, versus $814,000, or $0.12 per diluted share, in the first quarter of fiscal 2019.

600 East Greenwich Avenue West Warwick, RI 02893 +1 (401) 828-4000	NASDAQ: ALOT www.astronovainc.com	Page | 2

AstroNova Reports Q1 FY 2020 Financial Results/ 3

First-quarter 2020 bookings increased 16% to $38.5 million from $33.3 million in the first quarter of 2019, with increases in both the Product Identification and Test & Measurement segments.

Backlog at May 4, 2019 increased to a record $27.0 million, up 13% from $23.9 million at the end of the fiscal 2019 first quarter.

Board Declares Quarterly Dividend

On June 4, 2019, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.07 per share. The dividend, which represents a cash dividend of $0.28 per share on an annualized basis, is payable on June 26, 2019, to shareholders of record on June 19, 2019.

First-Quarter Fiscal 2020 Conference Call

AstroNova will conduct an investor conference call at 9:00 a.m. ET today. To participate on the conference call, please dial (877) 260-1479 (U.S. and Canada) or (334) 323-0522 (International) approximately 10 minutes prior to the start time and enter confirmation code 7303253

You can hear a replay of the conference call from 12:00 p.m. ET Wednesday, June 5 until 12:00 p.m. ET Wednesday, June 12 by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International). The passcode is 7303253. A real-time and an archived audio webcast of the call will be available through the “Investors” section of the AstroNova website, https://investors.astronovainc.com.

About AstroNova

AstroNova, Inc. (NASDAQ: ALOT), a global leader in data visualization technologies since 1969, designs, manufactures, distributes and services a broad range of products that acquire, store, analyze and present data in multiple formats. The Product Identification segment offers a variety of hardware and software products and associated supplies that allow customers to mark, track and enhance the appearance of their products. The segment’s two business units are QuickLabel®, the industry leader in tabletop digital color label printing and TrojanLabel®, an innovative leader for professional label presses and specialty printers. The Test and Measurement segment includes the Test & Measurement business unit, which offers a suite of products and services that acquire, record and analyze electronic signal data from local and networked sensors. The segment also includes the AstroNova Aerospace business unit, which designs and manufactures avionics equipment and systems that serve the world’s aerospace and defense industries with proven advanced airborne technology solutions for both the cockpit and the cabin. The key products include flight deck printers, networking hardware and related accessories. AstroNova is a member of the Russell Microcap® Index and the LD Micro Index (INDEXNYSEGIS: LDMICRO). Additional information is available by visiting www.astronovainc.com.

600 East Greenwich Avenue West Warwick, RI 02893 +1 (401) 828-4000	NASDAQ: ALOT www.astronovainc.com	Page | 3

AstroNova Reports Q1 FY 2020 Financial Results/ 4

Forward-Looking Statements

Information included in this news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, but rather reflect our current expectations concerning future events and results. These statements may include the use of the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “continues,” “may,” “will,” and similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning the Company’s anticipated performance in fiscal 2020 and the effect of the grounding of the 737 MAX, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and factors include, but are not limited to, those factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2019 and subsequent filings AstroNova makes with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this news release.

600 East Greenwich Avenue West Warwick, RI 02893 +1 (401) 828-4000	NASDAQ: ALOT www.astronovainc.com	Page | 4

ASTRONOVA, INC.

Condensed Consolidated Statements of Income

In Thousands Except for Per Share Data

(Unaudited)

	Three-Months Ended
	May 4, 2019	April 28, 2018
Net Revenue	$36,181	$31,487

Cost of Revenue	21,942	19,377
Gross Profit	14,239	12,110
	39.4%	38.5%
Operating Expenses:
Selling & Marketing	6,765	6,500
Research & Development	2,007	1,692
General & Administrative	2,999	2,653

	11,771	10,845
Operating Income	2,468	1,265
	6.8%	4.0%
Other Income, Net	(368)	(270)

Income Before Taxes	2,100	995
Income Tax Provision	400	181

Net Income	$1,700	$814

Net Income per Common Share - Basic	$0.24	$0.12

Net Income per Common Share - Diluted	$0.23	$0.12

Weighted Average Number of Common Shares - Basic	6,971	6,788
Weighted Average Number of Common Shares - Diluted	7,248	6,916

ASTRONOVA, INC.

Balance Sheet

In Thousands

(Unaudited)

	May 4, 2019	January 31, 2019
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$5,769	$7,534
Accounts Receivable, net	21,970	23,486
Inventories, net	32,043	30,161
Prepaid Expenses and Other Current Assets	1,198	1,427

Total Current Assets	60,980	62,608
PROPERTY, PLANT AND EQUIPMENT	45,850	45,327
Less Accumulated Depreciation	(35,388)	(34,947)

Property, Plant and Equipment, net	10,462	10,380
OTHER ASSETS
Intangible Assets, net	28,561	29,674
Goodwill	12,136	12,329
Deferred Tax Assets	2,927	2,928
Right of Use Asset	1,826	—
Other Assets	1,047	1,064

TOTAL ASSETS	$117,939	$118,983

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$5,818	$5,956
Accrued Compensation	2,767	5,023
Other Liabilities and Accrued Expenses	2,848	2,911
Current Portion of Long-Term Debt	4,932	5,208
Current Portion of Royalty Obligation	2,000	1,875
Revolving Credit Facility	1,500	1,500
Current Liability – Excess Royalty Payment Due	1,301	1,265
Income Taxes Payable	810	554
Deferred Revenue	350	373

Total Current Liabilities	22,326	24,665
NON CURRENT LIABILITIES
Long-Term Debt, net of current portion	11,583	12,870
Royalty Obligation, net of current portion	9,440	9,916
Lease Liability	1,472	—
Deferred Tax Liabilities	15	40
Other Long Term Liabilities	1,489	1,717

TOTAL LIABILITIES	46,325	49,208
SHAREHOLDERS’ EQUITY
Common Stock	513	511
Additional Paid-in Capital	54,474	53,568
Retained Earnings	50,722	49,511
Treasury Stock	(33,077)	(32,997)
Accumulated Other Comprehensive Loss, net of tax	(1,018)	(818)

TOTAL SHAREHOLDERS’ EQUITY	71,614	69,775

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$117,939	$118,983

ASTRONOVA, INC.

Revenue and Segment Operating Profit

In Thousands

(Unaudited)

	Three Months Ended
	Revenue		Segment Operating Profit
	May 4, 2019	April 28, 2018	May 4, 2019	April 28, 2018
Product Identification	$23,591	$19,953	$2,886	$1,661
T&M	12,590	11,534	2,581	2,257

Total	$36,181	$31,487	5,467	3,918

Corporate Expenses			2,999	2,653

Operating Income			2,468	1,265
Other Expense-Net			(368)	(270)

Income Before Income Taxes			2,100	995
Income Tax Provision			400	181

Net Income			$1,700	$814